LICENSE AND SUPPLY AGREEMENT

THIS AGREEMENT is made on September 27, 2007, between

Columbia Laboratories, Inc. (“Columbia”), a company incorporated under the laws of the state of Delaware, with offices at 354 Eisenhower Parkway, Livingston,
New Jersey 07039; and

Ascend Therapeutics, Inc.(“Ascend”), a company incorporated under the laws of the state of Virginia, with offices at 607 Herndon Parkway, Suite 210, Herndon, Virginia 20170.

                RECITALS:

Whereas, Columbia possesses certain proprietary bioadhesive drug delivery technology as well as proprietary know-how and confidential information used or useful in the manufacture and use of bioadhesive drug products and is the owner or has licensed or has control of and is beneficially entitled to a number of patents that have been granted or are pending in relation to the development and production of such products; and

Whereas, Columbia possesses, or controls and directs, the requisite expertise, personnel and facilities for the formulation, development and supply of Product (as defined below) utilizing the Columbia Technology (as defined below); and

Whereas, Ascend wishes to have Columbia supply Product to Ascend for commercial sale, and for clinical studies required to obtain regulatory approvals necessary for
Indications (as defined below); and

Whereas, Columbia and Ascend both desire to enter into an agreement to give effect to the arrangements described herein,

Now Therefore, in consideration of the premises, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

SECTION 1 - DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

 “Affiliate” means any corporation or entity controlling, controlled by, or under common control with Columbia or Ascend, as the case may be.  For the purposes of this Agreement, “control” (including "controlling", "controlled by" and "under common control with") of any Party, corporation or other business entity shall mean the direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity, or such other direct or indirect interest or relationship as in fact constitutes actual control.

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“Adverse Drug Experience” means any “adverse drug experience” as defined or contemplated by 21 C.F.R. 314.80 or 312.32, associated with the Product.

“Adverse Drug Experience Report” means any oral, written or electronic report of any Adverse Drug Experience transmitted to any Party.

“Ascend” means Ascend Therapeutics, Inc., and any of its Affiliates.

“Columbia” means Columbia Laboratories, Inc., and any of its Affiliates.

 “Columbia Know-How” means all knowledge, information, trade secrets, data (including all clinical data) and expertise associated with Columbia's bioadhesive drug delivery technology that is not generally known to the public, owned or licensed by Columbia or to be developed or licensed by Columbia before or during the Term, whether or not covered by any patent, copyright, design, trademark or other industrial or intellectual property rights.

“Columbia Patents” means any and all patents and patent applications as set forth in Exhibit A, and all rights therein, and including all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts thereto owned by Columbia, or licensed to Columbia and associated with Columbia's bioadhesive drug delivery technology.

“Columbia Technology” means the Columbia Know-How and Columbia Patents.

"Commercially Reasonable" means with respect to a Party, and with respect to a Product, efforts and resources that are comparable to those generally used by a company in the pharmaceutical industry in the exercise of its reasonable business judgment relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights, which have market potential and are at a stage of development or product life similar to the Product, taking into account measures of relative safety and efficacy, Product profile, the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the relative profitability of the Product, and other relevant factors, including without limitation comparative technical, legal, scientific, and/or medical factors.

“Contract Year” means a period beginning on the Effective Date and each anniversary of the Effective Date and continuing up to the subsequent anniversary of the Effective Date.

“Current Good Manufacturing Practice” or “cGMP” means manufacture in accordance with 21 CFR Parts 210 and 211; as they may be amended from time to time.

“DDMAC” means the FDA’s Division of Drug Marketing, Advertising and Communications.

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“Effective Date” means January 1, 2008.

“FDA” means the United States Food and Drug Administration.

"Finished Package Form" means six (6) Product applicators individually wrapped in foil with required leaflet printed in one color and inserted into an appropriate box with customary trade dress printed in up to four colors.  The boxes will be placed into appropriate outer cartons (of twelve (12) boxes) which will be printed in one color with required labeling and UPC codes.

“Indication” means any gynecological indication that the Product now has or may have in the future, including without limitation amenorrhea and endometrial protection, provided, however, that Indication shall not include uses relating to fertility, pregnancy, or preterm birth.

“Joint Steering Committee” has the meaning set forth in Section 4.

“Minimum Purchase Obligations” means Ascend’s obligations to purchase Product set forth on Exhibit B hereto for each period specified therein.

“NDA” means a New Drug Application as such term is defined in 21 CFR Part 314.

“Net Selling Price” means, in the case of Product sold by Ascend or a sub-licensee, that sum determined by deducting from the aggregate gross sales proceeds billed for Product by Ascend or a sub-licensee, as the case may be, all as determined in accordance with generally accepted accounting principles on a basis consistent with Ascend’s audited financial statements, a maximum aggregate deduction of [***] to cover the following:

(a)	customs duties, sales or use taxes, or other taxes (excluding income or corporation tax), directly related to the sale of Product which are paid by Ascend or its sub-licensees, as the case may be;

(b)
a discount from the gross sales proceeds to cover such normal costs as are incurred by Ascend  or its sub-licensees, as the case may be, in respect of transport, shipping, and insurance, to the extent specifically referenced in the invoice and included in the invoice price;

(c)	customary trade, quantity and cash discounts, chargebacks, deductions, and rebates directly related to the sale of Product and actually allowed and taken;

(d)	amounts repaid or credited by reasons of rejections or return of goods, or because of retroactive price reductions specifically identifiable to the Product; and

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(e)	amounts payable resulting from governmental (or agency thereof) mandated rebate programs and other third-party rebates to the extent actually allowed.

Provided, however, that in the event Ascend shall sell Product together with other products of Ascend to third parties (by the method commonly known in the pharmaceutical industry as "bundling") and the price attributable to Product is less than the average price of "arms length" sales to similar customers for the reporting period in which sales occur (such bundled sales to be excluded from the calculation of the average price of "arms length" sales), gross sales proceeds for any such sales shall be the average price of "arms length" sales by Ascend or a sublicensee to similar customers during the reporting period in which such sales occur.

"Party" or “Parties” means Ascend or Columbia, or both, as the case may be.

“PDMA” means the Prescription Drug Marketing Act, as amended, and the rules and regulations promulgated thereunder.

“Phase IV Clinical Study” means any post-marketing human clinical trial to confirm with statistical significance the safety and efficacy of the Product, whether initiated by a Party or at the request of the FDA, to delineate additional information about a drug’s risks, benefits, and optimal use, including, without limitation, safety surveillance studies, pharmacoeconomic studies, pharmacoepidemiology studies, studies relating to different dosing or schedules of administration, studies of the use of the drug in other patient populations or other stages of a disease or condition or for indications including (but not limited to) for the treatment of hyperplasia or hormone replacement therapy, or studies of the use of the drug over a longer period of time.

“Phase IV Clinical Study Costs” shall mean all direct and indirect expenses and other costs incurred by or on behalf of a Party in connection with a Phase IV Clinical Study, including, without limitation, the costs of clinical studies, the preparation, collation and/or validation of data from such clinical studies and the preparation of medical writing and publishing.  Without limitation of the foregoing, Phase IV Clinical Study Costs shall include:  (a) all reasonable out-of-pocket costs incurred by a Party or its Affiliates, including payments made to Third Parties, with respect to any of the foregoing; (b) the direct and indirect costs of scientific, medical or technical personnel (including personnel expense, reasonable travel expenses and infrastructure costs but not including the costs of managerial, financial or legal personnel) engaged in such efforts; (c) the costs of clinical supply and related disposal; (d) the costs of preparing and submitting applications for FDA approvals; and (e) the acquisition costs of the Product.

 “Product” means the 4% w/w progesterone gel (45 mg) in single use, one piece, disposable vaginal applicators containing 1.45 g of gel and delivering 1.125 g of gel, utilizing the Columbia Technology, and approved by the FDA under NDA 20-701.

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“Product Complaint” means any report concerning the quality, purity, quantity, weight, pharmacologic activity, labeling or appearance of the Product.

“Serious Adverse Drug Experience” means any Adverse Drug Experience that is fatal or life-threatening, requires hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, is a congenital anomaly/birth defect, or is of comparable medical significance or any other event which would constitute a “serious” Adverse Drug Experience pursuant to the terms of 21 C.F.R. 314.80 or 312.32.

“Serious Adverse Drug Experience Report” means any Adverse Drug Experience Report that involves a Serious Adverse Drug Experience.

“Trademark” means Prochieve® 4% and any other mark selected by the Parties for use with the Product.

 “Territory” means the United States, its territories and possessions.

SECTION 2 – LICENSE

2.1           License

2.1.1
Columbia hereby grants to Ascend an exclusive license (even as to Columbia) in the Territory under the Columbia Technology to the extent it relates exclusively to the Product, and not to any other product or active component, to import, market, promote, use, distribute, offer to sell, and sell the Product in the Territory, but for the avoidance of doubt no rights are granted hereunder for Ascend to manufacture the Product.

2.1.2
Columbia hereby grants to Ascend a non-exclusive license under Columbia Technology that is not associated exclusively with the Product but that, in the absence of the license provided in this Section 2.1.2, would necessarily be infringed by Ascend's practice of the license granted in Section 2.1.1.  This non-exclusive license shall apply only to the extent necessary for Ascend to exercise its rights and discharge its obligations under this Agreement with respect to the Product.

2.1.3
Ascend shall have the right to grant sublicenses under the rights and licenses granted to it in this Article 2, provided that, any such sublicense shall be approved by Columbia, said approval not being unreasonably withheld, conditioned or delayed, and shall obligate the sublicensee to comply with all relevant terms of this Agreement and Ascend remains liable to Columbia for all material acts and omissions of any such sublicensee.

2.1.4	Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any

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information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party or its Affiliates.

2.2
Except as otherwise expressly provided herein, nothing in this Agreement shall, during or after the Term hereof, grant Ascend any of Columbia’s rights in or related to the Product, including, but not limited to, Columbia’s rights in or to trademarks, copyrights, the Product’s NDA, Drug Master Files, patent or other intellectual property rights, preclinical or clinical data, manufacturing rights relating to the Product, or any supply of the Product or the active ingredient thereof.  For the avoidance of doubt, no rights are granted to Ascend hereunder with respect to the Product or the manufacture, use, promotion, marketing or sale thereof outside the Territory.

SECTION 3 - INTELLECTUAL PROPERTY

3.1	Ownership of Intellectual Property

3.1.1	Columbia shall remain the sole owner of all Columbia Technology.

3.1.2
Columbia shall be entitled to use the Columbia Technology in connection with Columbia’s commercial arrangements otherwise than in relation to the Product in the Territory, and in connection with the Product following termination of this Agreement.

3.2
Each Party shall promptly notify the other if it becomes aware of any claim or threatened or likely claim that the Product or the development, manufacture, importation, marketing, use or sale thereof infringes a patent or other intellectual property right of any third party.  In the event of such an infringement claim or potential claim, the Parties shall discuss in good faith the actions, if any, to be taken; provided that in no event shall either Party be obligated to continue manufacture, importing, marketing, sale and distribution of the Product if it reasonably believes that such action would constitute infringement of a third party's intellectual property rights.

3.3	Enforcement

3.3.1
Ascend and Columbia shall promptly inform the other in writing of any alleged infringement of which it shall become aware by a third party of any patents within the Columbia Technology and Ascend shall provide Columbia with any available evidence of infringement.

3.3.2
Columbia, at its option, shall be entitled to institute or have instituted any administrative, judicial or other proceeding ("Enforcement Proceedings") to prevent or stop any infringement or unauthorized use of the Columbia Technology at its own expense and for its own benefit. Ascend agrees to provide all reasonable co-operation and assistance to Columbia in relation to any such Enforcement Proceedings and agrees to be named as a party in any Enforcement

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Proceedings, as necessary, that may be instituted hereunder.  Columbia shall reimburse Ascend its reasonable costs and expense for such cooperation.

3.3.3
In the event that Columbia does not institute or have instituted Enforcement Proceedings relating to Columbia Patents, then Ascend may enforce such rights at its own expense.  Columbia shall cooperate with Ascend and provide all reasonable assistance in relation to any such Enforcement Proceedings and agrees to be named as a party in any Enforcement Proceedings, as necessary, instituted by Ascend hereunder.  Ascend  shall seek written approval from Columbia, which may not be unreasonably withheld or delayed, prior to taking action and shall keep Columbia informed of the action and may not enter into any settlement agreement without Columbia’s consent, which may not be unreasonably withheld or delayed.  Any reasonable fees and costs borne by Columbia shall be reimbursed by Ascend.  In the event that Ascend decides to enforce the Columbia Patents in accordance with this paragraph, any recovery remaining after the deduction of reasonable expenses (including attorneys' fees and expenses) incurred in relation to such Enforcement Proceedings shall be shared equally between the Parties.

3.4	Defense

3.4.1
In the event that a claim or proceeding is threatened or brought against a Party by a third party alleging that the manufacture, sale, use or offer for sale of Product infringes the patent or other intellectual property rights of that or any other third party in the Territory (“IP Claim”), that Party shall promptly advise the other Party of such IP Claim and the Parties shall meet to discuss the manner in which such IP Claim should be defended.

3.4.2
Neither Party shall acknowledge to the third party or to any other person the validity of any IP Claim of such a third party, and shall not compromise or settle any IP Claim relating thereto without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.  Ascend shall be responsible for the conduct of the proceedings in defending any IP Claim, with counsel acceptable to Columbia.  Ascend shall keep Columbia advised of all material developments in said proceedings.

3.4.3
Ascend shall indemnify Columbia and its Affiliates against any and all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys’ fees) due to any IP Claim, except to the extent that (i) use of the Columbia Technology as contemplated by this Agreement necessarily infringes third party patent rights or (ii) the Product necessarily infringes third party intellectual property rights by reason of the Columbia Technology.

3.4.4
In accordance with their obligations pursuant to this Agreement, the Parties shall take such action as is reasonable, such as to cease selling the Product, or to re-engineer or modify the Product so as to avoid infringing the patent rights of a

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third party, or entering into a license agreement with such third party after due consideration of each of the Party’s interests in the matter.

3.4.5
Neither Party shall have any liability to the other Party whatsoever or howsoever arising for any losses incurred as a result of Ascend having to cease selling the Product as a result of an IP Claim, except that if such an IP Claim arises due to (i) use of the Columbia Technology as contemplated by this Agreement necessarily infringes third party patent rights or (ii) the Product necessarily infringes third party intellectual property rights by reason of the Columbia Technology, Columbia shall repay to Ascend the purchase price of any Product purchased and in Ascend’s then current inventory that can no longer be sold, including reasonable, documented, direct, out-of-pocket costs incurred for transportation and/or destruction of said Product. Columbia shall have no liability to Ascend for any enhanced or punitive damages awarded as a result of any willful patent infringement, unless such damages are the direct result of Columbia’s breach of this Agreement.

3.5	Trademarks

3.5.1	Should the Parties agree to use a trademark other than Prochieve® 4% for the Product, Columbia shall register the trademark in its name with respect to the Product.

3.5.2
Columbia hereby grants to Ascend a non-assignable, non-sublicensable, non-exclusive, royalty-free right and license to use the Trademark in the Territory solely in connection with Ascend’s promotion of the Product in accordance with this Agreement. Such license shall expire immediately upon the expiration or termination of this Agreement. Ascend recognizes Columbia’s title to the Trademark, and shall not at any time, during or after the Term, do or knowingly suffer to be done any act or thing which will in any way impair the rights of Columbia in or to the Trademark.  Ascend acknowledges and agrees that it shall not acquire and shall not claim any title to the Trademark adverse to Columbia by virtue of the rights granted under this Agreement or through Ascend’s use of the Trademark, it being the intention of the parties that all goodwill and improved reputation generated by Ascend and use of the Trademark shall inure to the benefit of Columbia.

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SECTION 4 - JOINT STEERING COMMITTEE

4.1	The Parties recognize that cooperation will be required from each Party to successfully commercialize the Product, and for this purpose, the Parties will establish a Joint Steering Committee.

4.2
The Joint Steering Committee shall consist of a chief representative from each Party together with such additional personnel, consultants or sub-contractors, from each Party who are appropriately skilled and knowledgeable in relation to the Product. A Party may change any of its representatives at any time if a new person (with appropriate expertise to replace the outgoing member) is appointed by giving written notice to the other Party.  The total number of members may be changed by unanimous vote of the Joint Steering Committee from time to time as appropriate; provided, that the Joint Steering Committee shall in all cases be comprised of an equal number of members from each of Columbia and Ascend.  One representative from Ascend shall serve as Chairman of the Joint Steering Committee.  The members appointed to the Joint Steering Committee by each Party shall be vested with appropriate decision-making authority and power by such Party.

4.3
Unless otherwise agreed by the Parties, the Joint Steering Committee shall meet at least once each calendar quarter.  The first meeting of the Joint Steering Committee shall be held in December 2007.  The Joint Steering Committee may meet in person or by means of such telephone, video or other communication facilities as permit all members of the Joint Steering Committee to communicate with each other simultaneously and instantaneously, provided, however, that the Joint Steering Committee shall meet at least once per year in person and such meetings shall be held at the offices of Columbia, or as otherwise agreed by the Parties.  Meetings shall be co-chaired by the chief representatives of the Parties.  Subject to Section 4.4, decisions shall be made unanimously, each Party having one (1) vote regardless of the number of representatives present or voting; provided, that no such vote shall be valid unless each party is represented by at least one member either by written proxy or actual presence at the meeting at which the vote is taken. At and between meetings of the Joint Steering Committee, each Party shall keep the other fully and regularly informed as to its progress with its respective obligations.

4.4
In the event of a dispute within the Joint Steering Committee that cannot be resolved by consensus, such dispute shall be referred to the Presidents of Ascend and Columbia who shall discuss the matter and attempt to reach an amicable solution.  The provisions of this Section 4.4 shall be without prejudice to the Parties’ other rights and remedies.

4.5	The Joint Steering Committee shall not have the authority to amend, modify or waive any of the terms or conditions of this Agreement.

4.6	The responsibilities of the Joint Steering Committee shall be exercised consistent with this Agreement and shall include, but shall not be limited to:

4.6.1	reviewing and approving the marketing plan prior to the beginning of each

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calendar year, including matters relating to managed markets, distribution and trade pipeline;
4.6.2	monitoring and reviewing compliance with the marketing plan and, in connection therewith, reviewing and approving any material change thereto;
4.6.3	reviewing, coordinating and directing all development activities for the Product, including matters concerning Product labeling and Phase IV Clinical Study;
4.6.4	reviewing and approving protocols to be used in any Phase IV Clinical Study with respect to the Product;
4.6.5	reviewing and discussing manufacturing and regulatory status updates provided by Columbia to the Joint Steering Committee;
4.6.6
reviewing pricing for the Product, including the timing of any pricing changes; provided that any price increase is subject to Columbia approval in its sole discretion and in no event shall the wholesale acquisition cost for the Product be less than $38.89 per Finished Dosage Form without the prior written consent of Columbia in its sole discretion; and

4.6.7	such other functions as may be mutually agreed upon by the parties from time to time.

4.7
For the avoidance of doubt, any decisions of the Joint Steering Committee with respect to matters that require FDA approval or otherwise relate to regulatory compliance of the Product shall require Columbia’s prior written consent.

4.8
The Joint Steering Committee shall have responsibility for and shall make all decisions with respect to any recall, market withdrawal or any other corrective action related to the Product.  In the interest of clarity, the power of the Joint Steering Committee with respect to the foregoing is limited to (i) the ability to sanction, but not to mandate a recall by Ascend, and (ii) vetoing a suggestion by either Party.  At Ascend’s request and expense, Columbia shall provide assistance to Ascend in conducting such recall, market withdrawal or other corrective action. Columbia shall be under no liability whatsoever to compensate Ascend or make any other payment to Ascend for any decision to recall, initiate a market withdrawal or take any other corrective action with respect to the Product, except in the case of a recall or market withdrawal caused solely by the negligence or willful malfeasance of Columbia, its Affiliates or subcontractors, or by the breach by Columbia of its representations and warranties in this Agreement, in which case Columbia shall replace Product returned and reimburse Ascend for its reasonable, documented, direct, out-of-pocket costs in connection with such recall, market withdrawal or other corrective action provided that Ascend shall not be in material breach of its obligations hereunder and Columbia’s liability to reimburse Ascend hereunder shall not exceed [***].

SECTION 5 - ASCEND OBLIGATIONS

5.1
Ascend shall, at its sole expense, warehouse and distribute the Product, and may at its sole discretion negotiate and enter into accounts with managed market entities and institutional customers (e.g., pharmacy benefit managers, health plans, long term care pharmacy providers, employers, the United States Government and state and local governments, including Medicare), and otherwise ensure that the Product is freely

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distributed in all trade channels and not subject to unusual restraints or conditions to access as compared to similar products.

5.2	Ascend shall be responsible for:

5.2.1
all direct and indirect costs incurred by Ascend for its sales force in connection with marketing and selling the Product including (without limitation) sales representative training, sample accountability, sales force automation and sales operations support;

5.2.2	having a marketing presence in at least two national-level meetings per year; and
5.2.3	exploring the possibility of re-branding the Product for gynecological indications and exploring regulatory options for expanding gynecological indications for the Product.

5.3
Ascend shall, at its sole expense, use Commercially Reasonable efforts to promote the Product and endeavor to persuade health care professionals to prescribe, and patients to use, the Product.  All statements, core selling messages and materials to be utilized by Ascend to promote the Product shall be subject to the prior approval of Columbia in accordance with Section 5.8 below.  Ascend will cause its sales force and Ascend employees and agents acting on Ascend’s behalf to comply with this Agreement and all applicable legal requirements in connection with the promotion of the Product, including, without limitation, the FDA’s regulations and guidelines concerning the advertising of prescription drug products, DDMAC’s promotional guidelines, the American Medical Association’s Guidelines on Gifts to Physicians, the Pharmaceutical Research and Manufacturers of America Guidelines for Marketing Practices, the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder, and the Accreditation Council for Continuing Medical Education Standards for Commercial Support of Continuing Medical Education, which may be applicable to the activities (including, without limitation, the warehousing, handling and distribution of Samples) to be performed by Ascend hereunder.  It is understood, and Ascend agrees, that it will be accountable for the acts or omissions of the sales force and its employees and agents to the extent such acts or omissions fail to comply with Ascend’s obligations under this Agreement.

5.4
Ascend will not make any false or misleading representations to health care professionals, customers or others regarding Columbia or the Product and will not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Product that are not consistent with the applicable current FDA approved labeling, package insert or other documentation accompanying or describing the Product, including Columbia’s limited warranty and disclaimers.  Ascend shall not make any negative statements about any other Columbia products in an effort to promote the Product.

5.5	To the extent requested by Ascend, Columbia shall deliver to Ascend all training materials for the Product in its possession on the date hereof less a reasonable amount

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thereof for archival purposes.  Ascend shall, at its own expense, develop training materials for its sales representatives in other media or forms provided that such materials shall be subject to Columbia’s review as promotional materials as provided in Section 5.8.  Ascend shall, at its own expense, train its sales representatives using such training materials, the other promotional materials and such programs as Ascend shall deem appropriate that are in compliance with Ascend’s obligations hereunder and all other legal requirements.  Such programs shall include training with respect to reporting Adverse Drug Experiences and Product Complaints. None of Ascend, the sales force and Ascend’s employees and agents shall offer, pay, solicit or receive any remuneration to or from healthcare professionals in order to induce referrals of or purchase of the Product.  The sales force shall have no direct contact with, nor shall the sales force be involved with the delivery of Product to patients, other than delivery of Samples directly to healthcare professionals authorized to prescribe the Product.  The sales force shall be trained in connection with compliance with Sec. 1128B(b) of the Social Security Act and the AMA Guidelines on Gifts to Physicians from Industry prior to engaging in promotion of the Product.

5.6
Columbia will have no obligation to train Ascend’s sales force.  Ascend may request Columbia’s assistance in the initial training and additional training on new developments in connection with the Product.  Any such request shall be made with reasonable notice to Columbia and shall be at Ascend’s expense for Columbia’s out-of-pocket costs.

5.7
Ascend shall at its sole expense, create, develop, produce or otherwise obtain, and utilize promotional, marketing, educational and training materials that are necessary to support fully the promotional effort for the Product.  Such promotional materials may include, by way of example, detailing aids; leave behind items; journal advertising; educational programs; formulary binders; appropriate reprints and reprint carriers; product monographs; patient support kits; materials to support the handling of physician requests; convention exhibit materials; direct mail; market research survey and analysis; training materials; and scripts for telemarketing and teleconferences.

5.8
Prior to the use thereof, Ascend shall provide to Columbia for review prototypes of all promotional materials created by Ascend.  Columbia shall notify Ascend of any objections it has to such prototype and the basis therefor within thirty (30) days following its receipt thereof.  Ascend shall modify such promotional materials to the extent necessary to resolve any objections made by Columbia to such promotional materials on the grounds that such promotional materials are inconsistent with any legal requirements or this Agreement and shall in good faith consider and address any of Columbia’s other objections.  If such promotional materials are approved by Columbia in accordance with this Section 5.8, Ascend shall provide Columbia with the requisite number of copies of the final form thereof in a timely manner so as to allow Columbia to satisfy its obligation to file such materials with DDMAC.

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5.9
To the extent requested by Ascend, Columbia shall deliver to Ascend all promotional materials created by Columbia in its inventory on the date hereof less a reasonable amount thereof for archival purposes.  Columbia shall have no obligation to create additional copies of any existing promotional materials or to otherwise incur any expense in connection with providing such existing promotional materials to Ascend.  Ascend agrees to reimburse Columbia for any direct costs incurred by Columbia in connection with fulfilling any request made by Ascend under this Section 5.9.  Any existing promotional materials supplied to Ascend under this Section 5.9 shall be delivered to a single location specified by Ascend in writing prior to such delivery.  Columbia hereby grants to Ascend the non-exclusive right, during the Term, to use any existing promotional materials supplied to Ascend pursuant to this Section 5.9 in the performance of its obligations under this Agreement.

5.10
On or prior to (a) December 1, 2007, and (b) October 1 of the preceding calendar year with respect to each calendar year during the Term, Ascend shall develop a marketing plan for the calendar year (as applicable), and submit the marketing plan to the Joint Steering Committee for review and approval.  The marketing plan shall set forth the manner in which the Product is to be promoted during the period to which the marketing plan relates.

5.11
The Parties acknowledge that each may receive requests for medical information concerning the Product from health care professionals and consumers regarding the Product.  Until the date six (6) months after the date hereof or such earlier date as Ascend may specify to Columbia in writing, the Parties shall coordinate all professional services activities through Columbia, who shall be the responsible party for responding to all such requests until such time.  Commencing on the date six (6) months after the date hereof or such earlier date as Ascend may specify to Columbia in writing, Ascend shall be responsible for promptly responding to such requests, which response shall be in compliance with all applicable legal requirements.  Each Party shall promptly provide the other Party with (i) copies of all written materials and (ii) written summaries of all oral advice, provided by such Party in response to such inquiries.

5.12	Ascend shall promptly notify Columbia of any such actions taken by Ascend that are reasonably likely to result in a material adverse effect on the marketability of the Product in the Territory.

SECTION 6 - REGULATORY AFFAIRS

6.1
Columbia shall be responsible at its expense for maintaining the NDA for the Product with the FDA, provided, however, that any Phase IV Clinical Study will be at Ascend’s sole cost and expense and Ascend will provide to Columbia any information in Ascend’s possession that Columbia requires to meet its reporting obligations to FDA.  Ascend agrees that the NDA and any other submissions to FDA with respect to the Product shall be in the name of, and shall be owned by, Columbia or its designee. Notwithstanding anything to the contrary in this Agreement, should Columbia determine, in its sole

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discretion, that certain information otherwise required to be disclosed to Ascend and/or to FDA contains trade secrets or proprietary information, then Columbia may disclose such information directly to FDA and not to Ascend, and Ascend hereby agrees not to seek to obtain such information from FDA, or through any other means.

6.2
Each Party shall notify the other Party as soon as possible of any notification received by the Party from FDA or any other regulatory authority to conduct an inspection of its manufacturing or other facilities used in the development, manufacturing, packaging, storage, or handling of the Product.  Copies of all material correspondence with the FDA or other regulatory authority related specifically to the development, manufacturing, packaging, storage, or handling of the Product will be provided by each Party to the other Party.

6.3
To the extent Ascend seeks to amend the labeling or support additional advertising claims for the Product, it may design, conduct and control such additional Phase IV Clinical Study at its sole expense necessary to obtain FDA approval, provided, that Ascend shall give Columbia prior written notice of its intention to do so. Product and placebo necessary for the conduct of such Phase IV Clinical Studies shall be supplied in bulk by Columbia at Columbia’s fully absorbed cost. Columbia shall own and have unrestricted rights to the clinical data generated as a result of each Phase IV Clinical Study to be filed in connection with Columbia's regulatory submissions both within and outside the Territory.

6.4
Unless otherwise required by law, Columbia will retain exclusive authority over and responsibility for complying with all regulatory requirements and maintaining all contacts with FDA with respect to the Product, including, but not limited to, maintaining and updating of the NDA, , the reporting of any Adverse Drug Reactions to the FDA, the compliance of promotional materials with FDA rules and regulations, and the filing of promotional materials with DDMAC, provided however that the submission of applications to FDA for new indications will be at Ascend’s cost. Ascend shall not, without the consent of Columbia or unless so required by law, correspond or communicate with the FDA or with any other governmental authority, whether within the Territory or otherwise, concerning the Product, or otherwise take any action concerning the NDA for the Product or any application.  Furthermore, Ascend shall, immediately upon receipt of any communication from the FDA or from any other governmental authority relating to the Product, forward a copy of the same to Columbia and respond to all inquiries by Columbia relating thereto.  If Ascend is required by law to communicate with the FDA or with any other governmental authority relating to the Product, then Ascend shall so advise Columbia immediately and provide Columbia in advance with a copy of any proposed written communication, or a written summary of any proposed oral communication with the FDA or any other governmental authority.  Ascend shall comply with any and all reasonable direction of Columbia concerning any meeting or written or oral communication with the FDA or any other governmental authority relating to the Product unless otherwise required by law.

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6.5
Ascend shall refer any oral or written Product Complaint which it receives concerning the Product to Columbia within four (4) days of its receipt thereof; provided, that all complaints concerning suspected or actual Product tampering, contamination or mix-up shall be delivered within twenty-four (24) hours of its receipt thereof.  Ascend shall not take any other action in respect of any such Product Complaint without the consent of Columbia unless otherwise required by law.  All Product Complaints shall be directed to:  Manager, Quality Assurance, by facsimile at (973) 994 - 3001.

6.6
Each Party shall notify the other: (i) of all Serious Adverse Drug Experience Reports within forty-eight (48) hours of the time such Serious Adverse Drug Experience Report becomes known to such Party (including its employees); and (ii) of all Adverse Drug Experience Reports within five (5) days of the time such Adverse Drug Experience Report becomes known to such Party (including its employees). Except as may otherwise be required by law, (i) Ascend shall not disclose any information concerning Adverse Drug Experience Reports or Serious Adverse Drug Experience Reports to any person or governmental authority without the prior consent of Columbia; and (ii) Columbia shall have the sole discretion to determine whether any Product Complaint, Adverse Drug Experience Report or Serious Adverse Drug Experience Report must be reported to the FDA or any other governmental authority. All follow-up investigations concerning Adverse Drug Experience Reports and Serious Adverse Drug Experience Reports shall be conducted by Columbia; provided that Ascend shall have the right to participate in such investigations upon its request.  Ascend shall provide all reasonable cooperation with any such follow-up investigation as may be requested by Columbia from time to time.

SECTION 7 – MANUFACTURING AND SUPPLY, FORECASTS; PURCHASE ORDERS; MINIMUM PURCHASE OBLIGATIONS

7.1	Ascend Forecasts

On or before November 15, 2007, and on or before the fifteenth (15th) day of each calendar month during the Term, Ascend shall submit to Columbia a written forecast of Ascend’s requirements, by month, for the following twelve (12) months (the “Rolling Forecast”). The initial forecast shall contain a forecast for [***]. The first six (6) months of each Rolling Forecast for Product in Finished Package Form will be firm orders (the “Binding Forecast”).  It is understood that such forecasts, updated monthly, that extend beyond the Binding Forecast, are intended to be good faith estimates only, and shall not be binding upon Ascend.  As such, Ascend shall be bound to purchase from Columbia one hundred percent (100%) of those quantities of the Product set forth in each Binding Forecast and not to purchase any amounts forecasted beyond the Binding Forecast.  Columbia shall use Commercially Reasonable efforts to comply with Purchase Orders (as hereinafter defined) for Product furnished pursuant to Section 7.2, including Purchase Orders for Products in excess of [***]forecasted amounts; provided, however, that such inability to supply amounts in excess of [***]shall not constitute a breach of this Agreement by Columbia.  Columbia shall notify Ascend in writing of any prospective

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problems of which it is aware that might prevent it from meeting Ascend’s forecasted order quantities or estimated delivery dates.

7.2           Binding Purchase Orders

With each Binding Forecast referenced in Section 7.1 hereof, Ascend shall furnish to Columbia a binding purchase order (each, a “Purchase Order”) for the quantity of the Product which Ascend shall purchase and Columbia shall deliver. Columbia shall acknowledge receipt of such Purchase Order and confirm that the Purchase Order can be supplied.  Each such Purchase Order shall designate the quantity of the Product, taking into consideration the fact that only full batch quantities may be ordered (except in the first calendar year of the Term when [***]may be ordered), production yields may vary, and full batch quantities may consist of more or less than the specified number of units.

7.3           Excess Quantities; Changes in Purchase Requirements

Columbia shall use Commercially Reasonable efforts to accommodate any Ascend request for any Product in excess of the quantities described in any previously-submitted Purchase Order, or for delivery of any of the Product sooner than as otherwise provided in such Purchase Order; provided, that, for quantities in excess of [***], Ascend shall bear any and all additional costs or expenses (including but not limited to additional costs or expenses associated with production, transportation or insurance related to shipping the Product) as a result of Columbia’s compliance with such request.  Should business conditions necessitate reduction or delay in Purchase Order requirements above the Minimum Purchase Obligations, then Columbia shall use Commercially Reasonable efforts to implement such requested changes; provided, that Ascend shall bear any and all additional costs or expenses (including but not limited to carrying costs or expenses associated with raw materials, schedule changes or finished goods inventory) as a result of Columbia’s compliance with such request.

7.4           Minimum Purchase Obligations

Ascend agrees to and shall comply with the Minimum Purchase Obligations during the Term set forth on Exhibit B hereto.

7.5           Manufacturing Activities

The Product to be manufactured by or for Columbia shall be manufactured to meet applicable specifications for the Product in accordance with the NDA, cGMP’s and in compliance with all other applicable legal requirements

7.6           Delivery

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Columbia shall deliver all Product EXW (as such term is defined and used in Incoterms2000, ICC Official Rules for Interpretation of Trade Terms) Columbia’s
                manufacturing facility.

7.7	Inspection; Rejection

Ascend may inspect the Product upon receipt to verify its conformity to the relevant Purchase Order as of the time the Product was delivered to Ascend.  If Ascend determines that a shipment of the Product does not conform to the Purchase Order as of the time it was delivered to Ascend, then Ascend shall notify Columbia in writing of all non-conformities that existed at the time of the delivery of the Product to Ascend.  Such notification shall be made as soon as reasonably practicable after discovery of the nonconformity, but not later than thirty (30) days after delivery of the Product.  Such notice shall specify the reasons for rejection.  If Ascend does not so reject the Product within thirty (30) days after delivery, Ascend shall be deemed to have accepted the Product.  After Ascend accepts the Product, or is deemed to have accepted the Product, it shall have no recourse against Columbia except as set forth in Sections 3.4.5, 4.8, and this Section 7.  After notice of rejection is received by Columbia, Ascend shall cooperate with Columbia in determining whether such rejection is justified.  Columbia shall notify Ascend as soon as reasonably possible, but not later than thirty (30) days after receipt of the notice from Ascend, whether it accepts Ascend’s basis for rejection.  If Columbia accepts Ascend’s determination that the Product is non-conforming, then Ascend shall be entitled to the remedies set forth in Section 7.8 hereof.  If Columbia does not accept Ascend’s determination that the Product is non-conforming, and Ascend does not accept Columbia’s conclusion, then Columbia and Ascend shall jointly select an independent third party to determine whether it conforms to the Purchase Order.  The parties agree that such third party’s determination shall be final.  If the third party rules that the Product conformed to the Purchase Order as of the time the Product was delivered to Ascend, then Ascend shall purchase the Product at the agreed upon price.  If the third party rules that the Product does not conform to the Purchase Order at the time the Product was delivered to Ascend, then Ascend shall be entitled to the remedies set forth in Section 7.8 hereof.

7.8
Any Product delivered to Ascend by Columbia which is finally rejected in accordance with Section 7.7, or which is otherwise not in compliance with the warranties set forth in Section 7.5, shall be replaced at Columbia’s expense as soon as is Commercially Reasonable.

7.9           Samples

7.9.1	On or before December 15, 2007, Columbia will provide and Ascend will accept delivery of Samples which will be comprised of [***].

7.9.2	Columbia shall provide or cause to be provided to Ascend, from time to time as reasonably requested by Ascend, and in such quantities as are mutually agreed by

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        the parties to be reasonably necessary for Ascend to fulfill its promotion obligations under this Agreement, with samples of the Product (“Samples”) labeled as
        “Sample”or “Not for Sale” or in similar fashion and to be distributed by Ascend solely in connection with the performance of its sales force.  Columbia shall ship such
        Samples to a central warehouse designated by Ascend, and the risk of loss and responsibility for handling and warehousing of the Samples shall pass to Ascend upon delivery to a carrier designated by Ascend.  Ascend shall be responsible for distributing the Samples to its sales representatives in a timely manner.  Columbia shall invoice Ascend for each shipment of Samples at its fully absorbed cost payable within 30 days of the invoice date.

7.9.3
Ascend shall be solely responsible for securing the return of and reconciling Sample inventories from discontinued sales representatives. Upon its receipt of Samples, Ascend shall be solely responsible for accountability and compliance with the PDMA, and other applicable legal requirements relating to such Samples or the distribution of same and shall be responsible for adherence by its sales representatives to such legal requirements.  Columbia shall have the right to audit the records and/or reports for the Samples, as required to be kept by Ascend under the PDMA, during normal business hours, at convenient times and upon no less than five (5) calendar days’ prior notice.

7.10           Product Returns

      Each Party shall be responsible for all costs associated with the return of Product shipped by that Party before, during, or after the Term and whether received by Ascend or
      Columbia, provided such return is made in accordance with the Party’s published return policy. Each Party shall reimburse the other Party within 30 days of an invoice for reasonable, documented costs incurred by a Party for the return of Product shipped by the other Party.

SECTION 8 – PRICE AND PAYMENT

8.1
The purchase price to be paid by Ascend for the Product in Finished Package Form shall be thirty-five percent (35%) of the average Net Selling Price of the Product per unit in Finished Package Form in the calendar year multiplied by the number of units of Finished Package Form delivered to Ascend by Columbia.

8.2
Ascend's initial invoice price for the Product purchased from Columbia shall be [***]of the estimated purchase price pursuant to Section 8.1 and shall be paid thirty (30) days after the later of (A) receipt by Ascend of an invoice for such Product, or (B) the shipment by Columbia of the corresponding Product. Ascend's payments to Columbia shall be in U.S. dollars via wire transfer of immediately available funds to such bank account as Columbia shall designate in writing prior to the date of such payment. In the

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event that any payment due under this Agreement is not made when due, the amount due shall accrue interest beginning on the tenth (10th) day following the date on which such payment was due, calculated at the annual rate equal to the higher of one percent (1.0%) per month or two percent (2%) above the thirty (30)-day LIBOR for U.S. dollars reported in the Wall Street Journal for the due date, calculated from the due date until paid in full. Such payment when made shall be accompanied by all interest so accrued.

8.3
Forty-five (45) days after the end of each calendar year any necessary adjustments to such purchase price to reflect the actual thirty-five percent (35%) of the average Net Selling Price of the Product per unit in Finished Package Form sold in the calendar year multiplied by the number of units of Finished Package Form delivered to Ascend by Columbia in the calendar year shall be made in a report from Ascend to Columbia. Overpayments by Ascend will be credited against the next purchase of Product. Underpayments by Ascend shall be paid to Columbia with the report.

8.4
Each Party shall keep full and accurate books, records and invoices with respect to the its Net Selling Price for no less than three (3) years after the end of the calendar year during which such sales occurred during the Term of this Agreement and for two (2) years thereafter.  Upon reasonable written notice and not more than twice in any twelve (12) month period, each Party shall permit an independent auditor reasonably acceptable to the other Party, to have access during normal business hours to sales and payment records directly related to sales of the Product in the Territory solely for the purpose of determining whether there has been an overpayment or underpayment by a Party pursuant to this Agreement for any period ending not more than twenty-four (24) months prior to the date of such request; provided, however, that the books and records for any particular period shall be subject to only one audit.  Any report rendered by the independent auditor in connection therewith shall only disclose whether there has been an overpayment or underpayment and the amount of such overpayment or underpayment (as the case may be).  The fees and expenses relating to the services of the independent auditor shall be borne by the Party requesting the audit; provided, however, that the other Party shall reimburse the Party requesting the audit for the reasonable fees and expenses of such auditor in the event the audit reveals an underpayment for the relevant period of more than five percent (5%).

8.5
In the event that Ascend determines to accept a bona fide offer from a third party, or a third party accepts a bona fide offer of Ascend, for the Product (i) on or before [***], Ascend agrees to pay Columbia [***], or (ii) after [***], but on or before [***], Ascend agrees to pay Columbia [***].  For the sake of clarity, this provision shall apply only when the sole asset being transferred is the Product and shall not apply, for example, in the event that the Product is transferred to a third party due to a merger, acquisition or other form of business combination.

SECTION 9 - TERM AND TERMINATION

9.1
This Agreement shall be deemed to have come into force on the date first written above and, subject to the rights of termination outlined in this Section 9 will expire on the five (5) year anniversary of the Effective Date (the "Term").

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9.2	In addition to the rights of termination provided for elsewhere in this Agreement, either Party will be entitled to terminate this Agreement by written notice to the other Party if:

9.2.1
that other Party commits any breach of any of the provisions of this Agreement, and in the case of a breach capable of remedy, fails to remedy the same within sixty (60) days after receipt of a written notice of the breach and requiring it to be remedied or within ten (10) days in the case of a failure to make a monetary payment; or

9.2.2
if that other Party shall make a general assignment for the benefit of creditors, or files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or creditor representative for the property or assets of such Party under any federal or state insolvency law, which, if filed against such Party, has not been dismissed or discharged within sixty (60) days.

9.3
For the purposes of Section 9.2.1, a breach will be considered capable of remedy if the Party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

9.4	Ascend may terminate this Agreement upon not less than sixty (60) days prior written notice to Columbia if:

               9.4.1 A generic form of the Product enters the market or
9.4.2	A product recall or market withdrawal occurs that is material to the reputation or ongoing supply of the product and not the result of the negligence or misconduct of Ascend.

9.5
Ascend may terminate this Agreement without cause for any reason upon not less than one hundred eighty (180) days prior written notice to Columbia; provided, however, that: Ascend shall not be due any Sunset Fee.

9.6
Columbia may terminate this Agreement upon written notice to Ascend in the event that (i) the number of units of Product dispensed to patients for uses relating to fertility, pregnancy, and preterm birth in any calendar quarter, as determined by data from the IMS Health National Drug and Therapeutic Index, equals or exceeds [***]of Product dispensed for all uses in such calendar quarter, (ii) Columbia notifies Ascend in writing of Columbia’s intent to terminate this Agreement under this Section 9.6, and (iii) the number of units of Product dispensed to patients for uses relating to fertility, pregnancy, and preterm birth equals or exceeds [***]of  Product dispensed to patients for all uses during the three full calendar month period immediately following receipt of such notice (the "Cure Period"); provided, however, that Columbia may immediately terminate this Agreement at any time after the Cure Period upon written notice to Ascend in the event that the number of units of Product dispensed to patients for uses relating to fertility, pregnancy, and preterm birth in any three-month period after the Cure Period (and not

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including any month during the Cure Period) equals or exceeds [***]of Product dispensed to patients for all uses in such three-month period.

9.7
Ascend may terminate this Agreement upon written notice to Columbia in the event that (i) the number of units of Crinone and Prochieve 8% dispensed to patients for uses relating to the Indication in any calendar quarter, as determined by data from the IMS Health National Drug and Therapeutic Index, equals or exceeds [***]of Product dispensed for all uses in such calendar quarter, (ii) Ascend notifies Columbia in writing of Ascend’s intent to terminate this Agreement under this Section 9.7, and (iii) the number of units of Crinone and Prochieve 8% dispensed to patients for uses relating to the Indication equals or exceeds [***]of  Product dispensed to patients for all uses during the Cure Period; provided, however, that Ascend may immediately terminate this Agreement at any time after the Cure Period upon written notice to Columbia in the event that the number of units of Crinone and Prochieve 8% dispensed to patients for uses relating to the Indication in any three-month period after the Cure Period (and not including any month during the Cure Period) equals or exceeds [***]of Product dispensed to patients for all uses in such three-month period.

SECTION 10 - CONSEQUENCES OF TERMINATION

10.1
Upon exercise of those rights of termination specified in Section 9 or elsewhere in this Agreement, this Agreement shall, subject to the provisions of this Agreement which survive the termination of this Agreement, terminate and be of no further legal force or effect.

10.2
Termination of this Agreement by Columbia or by Ascend shall be without prejudice to Columbia’s right to receive payment of all obligations owed to, and costs incurred by, Columbia during the period prior to the effective date of the termination.  Ascend shall be liable to Columbia for any uncancellable obligations and expenses incurred by Columbia prior to such termination in connection with the Product and all costs incurred by Columbia in terminating such work.

10.3	Upon termination of the Agreement by either Party, the following shall be the consequences:

10.3.1	all confidentiality provisions set out herein shall remain in full force and effect for a period of 10 years from the date of termination of this Agreement;

10.3.2
all responsibilities and warranties shall insofar as appropriate remain in full force and effect, including without limitation the provisions of Sections 3 (Intellectual Property) and 11 (Warranty and Indemnity), which shall survive any termination of this Agreement;

10.3.3	the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

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10.3.4	Columbia shall be entitled to research, develop and commercialize the Product for its own benefit in the Territory in accordance with the provisions of Section 10.4; and

10.3.5	Ascend shall deliver to Columbia all training and promotional materials created by Ascend in its inventory on the termination date less a reasonable amount thereof for archival purposes.

10.4
Following (i) the Term (or any extension thereof), (ii) the early termination of this Agreement without cause by Columbia, or (iii) the early termination of this Agreement without cause by Ascend which termination is on or after January 1, 2010, Columbia shall pay to Ascend a “Sunset Fee” consisting of [***]of Columbia’s “Net Sales” (determined by multiplying Columbia’s average Net Selling Price during the period by the number of units sold by Columbia during the period) over [***] in the first full year after termination, and [***]of Columbia’s Net Sales over [***] in the second full year after termination.

10.5
Upon the termination of this Agreement for any reason, each Party shall return the other Party’s Confidential Information to such other Party or at the other Party’s option, destroy all originals and copies of the other Party’s Confidential Information; provided, that each Party may retain a copy of the other Party’s Confidential Information in its legal department for archival purposes.

10.6
If this Agreement is terminated by Columbia for cause pursuant to Section 9, Ascend shall discontinue use of the Product and shall arrange, at Ascend’s sole cost and expense, for the lawful disposal of all unsold Product.  In the event of any other termination or expiration of this Agreement, Ascend shall be entitled to retain, use and sell any remaining supplies of Product then in its possession or control, provided that any such use or sale shall be subject to the terms and restrictions of this Agreement and Columbia shall not take any action to impair such use or sale by Ascend;

10.7
If Columbia should require for any reason whatsoever a license from Ascend in order to research, develop and commercialize the Product after the Term or earlier termination of this Agreement, Ascend hereby grants to Columbia a non-exclusive, fully paid, royalty free license, with the right to sublicense, for the purposes of making, having made, packaging, importing, using, offering for sale, selling and having sold the Product.

SECTION 11 - WARRANTY AND INDEMNITY

11.1           Each Party represents and warrants to the other Party that

11.1.1
it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and it has all necessary corporate power and corporate authority to own its properties and to conduct its business, as currently conducted;

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11.1.2
the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate proceedings, and this Agreement has been duly executed and delivered by it;

11.1.3
the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: conflict with or result in a breach of any provision of its organizational documents; result in a material breach of any material agreement to which it is party; require it to obtain any material approval or consent  from any governmental authority or third party other than those consents and approvals which have been obtained prior to the date hereof; or violate any legal requirement applicable to it in any material respect;

11.1.4
this Agreement constitutes a valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law); and

11.1.5
in performing a Phase IV Clinical Study, it will exercise all due skill and care in conducting such activities; and it will comply with the provisions of this Agreement, all FDA and other approvals, all applicable state and local regulatory approvals and all applicable laws, ordinances and regulations.

11.2	Columbia warrants and represents to Ascend that:

11.2.1
to the knowledge of Columbia as of the date hereof, (i) the manufacture, use, importation, promotion and sale of the Product in the Territory in accordance with this Agreement will not infringe any patents, trademarks or other intellectual property rights of any third party, (ii) none of the Patents are invalid, (iii) the Patents are in full force and are not subject to any pending, or to the knowledge of Columbia as of the date hereof, threatened re-examination, opposition, interference or litigation proceedings in the Territory;

11.2.2	to the knowledge of Columbia as of the date hereof there is approximately one month of inventory of the Product in the trade;

11.2.3
Columbia has not and will not during the Term acquire another product that competes directly with the Product, provided that, for the avoidance of doubt, the 8% w/w progesterone gel (90 mg) in single use, one piece, disposable vaginal applicators containing 1.45 g of gel and delivering 1.125 g of gel, utilizing the Columbia Technology, and approved by the FDA under NDA 20-701, and any comparable product in a progressive hydration vaginal tablet, are not competitive products;

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11.2.4
Columbia has not and during the Term will not enter into any contracts with government entities concerning the Product that require reimbursements under Medicaid, Medicare or other government payer programs;

11.2.5	as of the date hereof there are no pending or threatened Claims or IP Claims related to the Product; and

11.2.6	as of the date hereof the Product is safe and effective for use as it is currently labeled and sold.

11.3	Indemnification by Columbia

Columbia agrees that in addition to any and all other rights and remedies of Ascend, whether at law or in equity, Columbia shall defend, indemnify and hold Ascend and its Affiliates and their respective officers, directors, employees, independent contractors, agents, and assigns harmless from and against any and all actions claims, demands, proceedings, suits, losses, damages, costs and expenses (including reasonable attorneys’ fees) of whatsoever kind or nature (including but not limiting the generality of the foregoing, in respect of death, injury, loss or damage to any person or property) (collectively, “Claims”) arising in any way out of or connected with: (i) any breach or alleged breach by Columbia of any representation, warranty or covenant contained in this Agreement; (ii) any negligence or willful misconduct by Columbia, its Affiliates or subcontractors; or (iii) any product liability Claim, unless such Claim arises from modifications of, or claims for, the Product by Ascend.

11.4	Indemnification by Ascend

Ascend agrees that in addition to any and all other rights and remedies of Columbia, whether at law or in equity, Ascend shall defend, indemnify and hold Columbia and its Affiliate, its officers, directors, employees, independent contractors, agents and assigns harmless from and against any and all Claims arising out of or connected with:  (i) any breach or alleged breach by Ascend of any representations, warranty or covenant contained in this Agreement; (ii) any negligence or willful misconduct by Ascend, its Affiliates or subcontractors; or (iii) any product liability Claim based on modifications of, or claims for, the Product by Ascend.

11.5	Cooperation The Parties agree that:

11.5.1
the indemnifying Party shall have the right in its sole discretion to conduct all proceedings and negotiations connected with such Claims; provided, however, that the indemnifying Party shall not settle any Claim without the consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed; and provided, further, that if the indemnifying Party fails to defend a Claim, the indemnified Party shall have the right to undertake the defense of any such Claim

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at the expense and for the account of the indemnifying Party and the indemnifying Party shall pay all such expenses within thirty (30) days of the receipt of any invoice with respect thereto;

11.5.2	the indemnified Party shall promptly notify the indemnifying Party of all such Claims and shall not make any admissions regarding them unless legally required to do so;

11.5.3	the indemnified Party shall, at the indemnifying Party’s expense, provide the indemnifying Party with reasonable assistance in connection with such claims;

11.5.4
the indemnifying Party shall keep the indemnified Party informed as to the status of any Claim, and not less than every sixty (60) days shall provide the indemnified Party with a written status report on the Claim.

11.6
THE WARRANTIES CONTAINED IN THIS SECTION 11 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES.  COLUMBIA DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ALL WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, EXCEPT AS OTHERWISE PROVIDED HEREIN, OR FITNESS FOR A PARTICULAR PURPOSE.  EXCEPT AS EXPRESSLY STATED IN SECTION 7 AND THIS SECTION 11, COLUMBIA SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY, ARISING OUT OF OR IN CONNECTION WITH A PRODUCT OR ANY DEFECT IN A PRODUCT OR FROM ANY OTHER CAUSE.

11.7
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, COLUMBIA AND ASCEND  SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY CONDITION OR TERM OR DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS, REPRESENTATIONS OR WARRANTIES OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, WITH RESPECT TO ANY CLAIM OF DAMAGES, COMPENSATION OR MONETARY RECOVERY OR OTHER RELIEF ASSERTED OR WHICH CAN BE ASSERTED BY ASCEND , IN NO EVENT SHALL ASCEND  MAKE ANY CLAIM, BE PERMITTED TO RECOVER, SEEK TO OBTAIN OR OBTAIN, ENCOURAGE OR ASSIST OR PERMIT ANY THIRD PARTY TO OBTAIN, ANY AWARD OF DAMAGES, FINDING OF LIABILITY OR ANY EQUIVALENT THERETO, REGARDLESS OF THE FORM OF SUCH ACTION, WHETHER IN CONTRACT OR TORT, OR AT LAW OR EQUITY AND WHETHER PERMITTED UPON FRAUD, MISREPRESENTATION OR OTHERWISE, AGAINST COLUMBIA, ITS SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, AGENTS, EMPLOYEES,

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DIRECTORS, OFFICERS AND/OR ANY PERSON OR ENTITY ACTING IN CONCERT OR UNDER THE DIRECTION OF COLUMBIA, IN AN AMOUNT WHICH WOULD RESULT IN A PAYMENT TO ASCEND  OR ANY OTHER PERSON OR ENTITY WHICH EXCEEDS THE TOTAL AMOUNTS ACTUALLY PAID TO COLUMBIA BY ASCEND  UNDER SECTION 8 OF THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE SUCH CLAIM OF LIABILITY IS MADE.  ASCEND AGREES TO ENTER INTO SUCH STIPULATIONS OF FACT OR LAW AS MAY BE REQUIRED TO GIVE EFFECT TO THIS PROVISION.

11.8	Insurance:

11.8.1
At all times while this Agreement is in effect, each Party shall procure and maintain, at its own expense and for its own benefit, the following insurance in amounts no less than that specified for each type:

11.8.1.1
commercial general liability insurance with combined limits of [***]per occurrence, [***]per accident for bodily injury, including death, and property damage, which policy shall include coverage for all hired, owned and not-owned automobiles and trucks;

11.8.1.2
worker’s compensation and disability insurance in the amount required by the law of the state in which such party’s employees are located and employer’s liability insurance with limits of [***]per occurrence;

11.8.1.3
automobile liability insurance covering automobiles and trucks used by or on behalf of such party with combined single limit of [***]per occurrence and [***]per accident for bodily injury, including death, and property damage, which policy shall include coverage for all hired, owned and not-owned automobiles and trucks; and

11.8.1.4	product liability insurance with limits of not less than [***]per occurrence and in the aggregate.

11.8.2
Upon request, no more often than on an annual basis, a Party shall furnish the other Party with a certificate(s) from the insurance carrier(s) (having a minimum AM Best rating of A) showing the coverages set forth above and naming the other Party an additional insured.  This insurance may be cancelled or altered only after thirty (30) days written notice is given to the other Party.

SECTION 12 - MISCELLANEOUS PROVISIONS

12.1           Confidentiality

12.1.1
Any information, whether written or oral, pertaining to the Product or the commercialization thereof that has been or will be communicated or delivered by Columbia to Ascend, or by Ascend to Columbia, including, without limitation,

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trade secrets, business methods, and cost, supplier, manufacturing and customer information, shall be treated by Ascend and Columbia, respectively, as Confidential Information, and shall not be disclosed or revealed to any third party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such Confidential Information shall not be subject to the restrictions and prohibitions set forth herein to the extent that such Confidential Information:

12.1.1.1
is available to the public in public literature or otherwise, or after disclosure by one Party to the other becomes publicknowledge through no fault of the Party receiving such Confidential Information; or

12.1.1.2	was known to the Party receiving such Confidential Information prior to the receipt of such Confidential Information by such Party, whether received before or after the date of this Agreement; or

12.1.1.3	is obtained by the Party receiving such Confidential Information from a third party not subject to a requirement of confidentiality with respect to such Confidential Information; or

12.1.1.4
is required to be disclosed pursuant to: (i) any order of a court having jurisdiction and power to order such information to be released or made public; or (ii) any lawful action of a governmental or regulatory agency provided that each Party  shall notify the other in writing of any disclosure of information required hereunder prior to such disclosure.

12.1.2
Each Party  shall take in relation to the Confidential Information of the other Party  all such precautions as it normally takes with its own Confidential Information to prevent any improper disclosure of such Confidential Information to any third party; provided, however, that such Confidential Information may be disclosed within the limits required to obtain any authorization from the FDA or any governmental or regulatory agency or, with the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, or as may otherwise be required in connection with the purposes of this Agreement.

12.1.3
Each of the Parties agrees that it will not use, directly or indirectly, any know-how of the other Party (including Columbia Know-How), or other Confidential Information disclosed to it by the other Party or obtained by it from the other Party  pursuant to this Agreement, other than as expressly provided herein.

12.1.4
Neither Party will publicize the existence of this Agreement in any way without the prior written consent of the other Party subject to the disclosure requirements of applicable laws and regulations.  In the event that either Party wishes to make an announcement concerning the Agreement, that Party will seek the consent of the other Party.  The terms of any such announcement shall be agreed in good faith.  Columbia and Ascend shall also co-operate in good faith with respect to

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any stock exchange filings, public announcements, or filings with the United States Securities and Exchange Commission that may be necessary following execution of this Agreement.

12.2	Alternative Dispute Resolution

12.2.1
The Parties will try to settle their differences amicably between themselves.  If any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including the performance or alleged non-performance of a Party of its obligations under this Agreement arises between the Parties (each a “Dispute”), a Party may notify the other Party in writing of such Dispute.  If the Parties are unable to resolve the Dispute within 20 days of receipt of the written notice by the other Party, such Dispute will be referred to the Chief Executive Officers of each of the Parties who will use their good faith efforts to resolve the Dispute within 30 days after such referral.

12.2.2
If a Dispute is not resolved as provided in the preceding Section 12.2.1, whether before or after termination of this Agreement, the Parties hereby agree to resolve such Dispute by final and binding arbitration administered under the rules of arbitration of the American Arbitration Association (AAA) (the “Rules”) by one arbitrator appointed in accordance with the Rules, provided that upon request of either Party, three arbitrators will be appointed, thus forming a panel.  If the Parties are unable to mutually select such panel within 30 days after initiating such selection procedure, the panel will be selected in accordance with the Rules as applicable to a panel of three arbitrators.  The decision and award rendered by the panel will contain findings of fact and conclusions of law and be final and binding.  In any such arbitration, the arbitrators will not have the right to modify the terms and conditions of this Agreement.  As a result, the rights and obligations of the Parties will be determined in accordance with the terms and conditions of this Agreement and any decision or award will be only in accordance with the terms and conditions of this Agreement.  The Parties will exert reasonable efforts to have the decision and award rendered within six (6) months after the first to occur of (i) notice of breach of this Agreement, which breach is a subject of the arbitration, and (ii) a notice invoking this arbitration provision.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Any arbitration pursuant to this section will be held in Wilmington, Delaware, or such other place as may be mutually agreed upon in writing by the Parties.  With respect to any Disputes arising in connection with an alleged breach of a Party’s rights and obligations with respect to confidential Know-How or Confidential Information received from the other Party, the arbitrator will apply the discovery provisions of the Federal Rules of Civil Procedure.  This means that depositions may be taken and full discovery may be obtained in any arbitration commenced under this Section with respect to such Disputes.

12.2.3	Notwithstanding the provisions of this Section, either Party will have the right to

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seek temporary or permanent injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction.

12.3	Assignments/Sub-contracting

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that a Party may without such consent assign this Agreement in whole or in part and delegate its duties hereunder to an Affiliate or a successor to all or substantially all of its business or assets whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise; provided, that such assignment shall not relieve the assignor of any liability or obligation hereunder. Columbia shall also have the right to subcontract all or any portion of its obligations under this Agreement to a third party with the prior written consent of Ascend, which shall not be unreasonably withheld or delayed. Ascend hereby consents to those subcontractors of Columbia retained as of the date hereof.

12.4	Severability

If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

12.4.1
such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree; and

12.4.2	the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

12.5	Force Majeure

Neither Party  shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence including but not limited to: act of God, war or insurrection; civil commotion; destruction of essential facilities or materials by earthquake, fire, flood or storm; labor disturbance (whether or not any such labor disturbance is within the power of the affected Party  to settle); epidemic; or other similar event; provided, however, that the Party  so affected shall notify the other Party  promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all Commercially Reasonable efforts to avoid, remove or alleviate such causes of non-performance and shall resume performance of its obligations hereunder with the utmost dispatch whenever such causes are removed. In the event of force majeure lasting more than six (6) months, the Parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances and if the

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Parties are unable to agree upon how the Agreement can be implemented then either Party may terminate the Agreement upon thirty (30) days written notice.

12.6	Relationship of the Parties

Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or other relationship of principal and agent, master and servant, or employer and employee between the Parties to this Agreement or Affiliates thereof, or to provide either Party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other Party.

12.7         No Third-Party Rights

This Agreement is intended for the exclusive benefit of the Parties hereto and their respective successors and permitted assigns. Nothing contained in the Agreement shall be construed as granting any rights or benefits in or to any third party, and no person shall assert any rights as third-party beneficiary hereunder.

12.8          Entire Agreement

This Agreement (including all schedules and exhibits attached hereto, which are incorporated herein by this reference) sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof and all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings of the parties hereto in connection with the subject matter hereof, including the Confidentiality Agreement May 22, 2007, are superseded hereby.  All discussions between the Parties have been merged into this Agreement and neither Party shall be bound by any definition, condition, understanding, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the party to be bound thereby.  The foregoing shall not relieve any party from liability resulting from the breach of the Confidentiality Agreement prior to the date hereof.

12.9          Interpretation

In this Agreement the singular includes the plural and vice versa, the masculine includes the feminine and vice versa, and references to natural persons include corporate bodies, partnerships and vice versa. Any reference to a Section or Exhibit, unless otherwise specifically provided, shall be respectively to a Section or Exhibit of this Agreement. The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

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12.10	Public Statements

Neither Party shall use, or authorize others to use, the name, symbols, or marks of the other in any advertising or publicity material or make any form of representation or statement with regard to the services provided hereunder which would constitute an express or implied endorsement by such other of any commercial product or service without the other’s prior written approval.

12.11	Amendments

No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorized representative of each Party.

12.12	Waiver

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

12.13	No Effect on Other Agreements

No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement.

12.14	Governing Law and Jurisdiction

This Agreement is construed under and ruled by the laws of the State of Delaware, without regard to that state’s rules on conflicts of law.

The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to the interpretation and construction of this Agreement

12.15	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument.

12.16	Notice

All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission, or mailed postage prepaid by certified or registered mail (return

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receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:

Columbia at

Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039
Attention:          President
With copy to:   General Counsel

Telephone:        973-994-3999
Fax:                     973-994-3001

Ascend at

Ascend Therapeutics, Inc.,
607 Herndon Parkway
Suite 210
Herndon, Virginia 20170.
Attention:          President
With copy to:   General Counsel

Telephone:        703-471-4744
Fax:                     703-478-0959

or to such other address(es) and telecopier numbers as may from time to time be notified by either Party to the other hereunder.

Any notice sent by overnight courier shall be deemed to have been delivered within 2 working days and any notice sent by telex or telecopy shall be deemed to have been delivered within 24 hours.  Notice of change of address shall be effective upon receipt.

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IN WITNESS of which the Parties have executed this Agreement.

ASCEND THERAPEUTICS, INC.

By:           /S/ Jay A Bua

Name:                      Jay A Bua

Title:                        President

COLUMBIA LABORATORIES, INC.

By:           /S/ Robert S Mills

Name:                      Robert S Mills

Title:                        President & CEO

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Exhibits A & B Intentionally Omitted

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